UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2013

DREW INDUSTRIES INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-13646	13-3250533

(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

200 Mamaroneck Avenue, White Plains, New York	10601

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(914) 428-9098

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 10, 2012, Registrant and Joseph S. Giordano III entered into an Executive Compensation and Non-Competition Agreement, (the “Initial Agreement”) providing compensation and benefits in consideration for Mr. Giordano’s services as Chief Financial Officer and Treasurer of Registrant for the period 2012-2014. On February 13, 2012, Registrant filed the compensatory arrangement with Mr. Giordano on Form 8-K, including a copy of the Initial Agreement as Exhibit 10 (iii) (A) to the Form 8-K.

On February 12, 2013, Registrant announced that its corporate headquarters will relocate from White Plains, New York to Elkhart County, Indiana, and that Mr. Giordano will relocate from New York to Indiana and continue to serve as Chief Financial Officer and Treasurer of Registrant. On April 10, 2013, Registrant and Mr. Giordano entered into an Amendment to Executive Employment and Non-Competition Agreement (the “Amended Agreement”), amending certain provisions of the Initial Agreement.

The Amended Agreement becomes effective on May 10, 2013 for the remainder of the term of the Initial Agreement, which terminates on December 31, 2014. Mr. Giordano will receive the following:

(A)	Annual base salary at the rate of $300,000 to May 10, 2013, and at the rate of $360,000 for the balance of the Measurement Period;

(B)	Annual performance-based incentive compensation (the “Annual RONA Bonus”) consisting of the following:

(i)	0.80% of the Operating Profits in excess of 18% of Net Assets (as defined) and up to 21% of Net Assets;

(ii)	0.85% of the Operating Profits in excess of 21% of Net Assets and up to 24% of Net Assets;

(iii)	0.90% of the Operating Profits in excess of 24% of Net Assets.

In addition, Mr. Giordano will receive the following:

(iv)

1% of the entitlement, special refund, reduction to, or credit against, any income or property tax otherwise due to Federal, state or local taxing authorities (each or, collectively, “Savings”) obtained as a result of initiatives taken by or under the direction of Mr. Giordano and granted during 2013 by the taxing authority, which Savings are reasonably likely to be realized by the Company within five (5) years of the date granted;

(v)	5% of any Savings granted since January 1, 2009 which is utilized by the Company during 2013;

(vi)

The first $300,000 of the aggregate amount payable pursuant to clauses (i) through (v) will be paid in cash; 50% of such amount in excess of $300,000 (the “Excess Bonus”) will be paid in DSUs, and 50% of the Excess Bonus will be paid in cash. Election by Mr. Giordano to defer receipt of the shares of stock deliverable pursuant to the DSUs must be for a period of not less than three years;

(C)

Each year that the Agreement remains in effect, the Compensation Committee will grant to Mr. Giordano 7,200 DSUs. One-half of such DSUs will vest at the rate of 20% each year commencing one year from the date of grant. One-half of such DSUS will vest commencing January 1 immediately following the date of grant at the rate of 2% for each $0.01 increase in Adjusted EPS for any year during the five years following the year in which such DSUs were granted (the “Vesting Period”) over Adjusted EPS for the year in which such DSUs are granted, provided that (i) no DSUs will vest for any year for which Adjusted EPS is less than the highest Adjusted EPS for any prior year in the Vesting Period, and (ii) DSUs will vest only to the extent that Adjusted EPS for any year in the Vesting Period exceeds the highest Adjusted EPS for any prior year in the Vesting Period;

(D)	Mr. Giordano’s long-term incentive award, benefits, and perquisites remain unchanged.

To provide an inducement for Mr. Giordano to relocate to Indiana and waive his contractual right to severance pay as a result of the relocation, and based on the information furnished by Registrant’s independent compensation consultant, registrant provided Mr. Giordano a relocation package consisting of a relocation bonus of $120,000 (the “Relocation Bonus”) plus reimbursement of all expenses incurred in selling his current home, finding a new home, and moving. If Mr. Giordano terminates his employment by giving notice thereof before June 30, 2014, and provided that he has given the Company notice of termination at least 120 days prior to the termination date, Mr. Giordano will receive his base salary for a period of one year from the termination date, less an amount equal to the Relocation Bonus, and all unvested stock-based awards, except for long-term performance-based incentive compensation awards, outstanding on June 30, 2013 will become fully vested, and Mr. Giordano will be reimbursed for all expenses incurred in selling his then current home, finding a new home, and moving.

Item 9.01 Financial Statements and Exhibits.

Exhibits.

10 (iii)(A). Amendment to Executive Compensation and Non-Competition Agreement between Registrant and Joseph S. Giordano, dated April 10, 2013.

Pursuant to the requirements of the Securities and Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DREW INDUSTRIES INCORPORATED
(Registrant)

By:	/s/ Fredric M. Zinn
Fredric M. Zinn
President and Chief Executive Officer

Dated: April 10, 2013

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